EMPLOYMENT AGREEMENT

                                                                   Exhibit 10(C)

      THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of May 16, 2002, is entered into by and between The Middleby Corporation, a Delaware corporation ("TMC"), Middleby Marshall Inc., a Delaware corporation (the "Company"), (collectively the "Employer"), and Selim A. Bassoul ("Employee").

                                 R E C I T A L:

      The Employer desires to continue the employment of Employee as President and Chief Executive Officer of TMC and as President and Chief Executive Officer of the Company, and Employee desires to continue to serve the Employer in such capacities, all on the terms and conditions hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employee's employment by the Employer, the compensation to be paid Employee while employed by the Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

      1. Employment. The Employer agrees to employ Employee and Employee agrees to be employed by the Employer subject to the terms and provisions of the Agreement.

      2. Term. The employment of Employee by Employer as provided in Section 1 will be for a period commencing on the date of this Agreement and ending on December 31, 2006, unless sooner terminated as hereinafter provided.

      3. Duties. Employee shall serve as President and Chief Executive Officer of TMC and as President and Chief Executive Officer of the Company, or in such other executive capacities as the Board of Directors of TMC or the Company, as applicable, may designate and shall have such powers and duties as may be from time to time prescribed by the Board of Directors of TMC or the Company, as applicable. Throughout the term of this Agreement, Employee shall devote substantially all of his time and effort as reasonably may be required for him to perform the duties and responsibilities to be performed by him under the terms of this Agreement.

      4. Compensation.

            (a) Base Salary. Commencing on the date hereof, the Employer shall pay to Employee a base salary at a rate per annum of $260,000, payable in accordance with the normal payroll practices of Employer; provided, however, that if the Employer has achieved its financial goals (which goals are based on the Employer's earnings before interest, taxes, depreciation and amortization ("EBITDA"), as set forth on Exhibit A hereto) for the period commencing January 1, 2002, and ending on June 30, 2002, Employee's annual base salary rate shall be increased to $360,000, effective for the period beginning July 1, 2002.

            (b) Incentive Compensation. Employee shall be eligible to participate in the Management Incentive Plan previously adopted by the Employer, subject to all terms and conditions thereof. Under such Plan, if the Employer attains certain pre-established performance goals (attainment of such goals to be determined after taking into account any incentive compensation to be paid to Employee and any other participating employees under the Plan), Employee shall be entitled to receive (i) (x) for the fiscal year ending December 31, 2002, 100%


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

of his average Base Salary for such fiscal year, and (y) for fiscal years ending after December 31, 2002, 100% of his Base Salary as in effect at the beginning of the fiscal year to which the award relates, and (ii) for each year, an additional $25,000 for each $120,000 by which the Employer's actual EBITDA exceeds the goal. The performance goals, which are based on the Employer's EBITDA, are set forth on Exhibit A hereto.

            (c) Stock Options. On February 26, 2002, but subject to approval by TMC's shareholders, Employee was granted stock options with respect to 200,000 shares of TMC common stock, under the 1998 Stock Incentive Plan. In the event that the 2002 EBITDA Goal, as set forth on Exhibit A, is attained, TMC shall cause to be granted to Employee an option, under the 1998 Stock Incentive Plan, with respect to an additional 50,000 shares of TMC common stock, such grant to be made during the first quarter of 2003 (or as soon thereafter as practicable), following completion of the year end audit. In the event that the 2003 EBITDA Goal, as set forth on Exhibit A, is attained, TMC shall cause to be granted to Employee an option, under the 1998 Stock Incentive Plan, with respect to another 50,000 shares of TMC common stock, such grant to be made during the first quarter of 2004 (or as soon thereafter as practicable), following completion of the year end audit. Notwithstanding anything contained in this paragraph to the contrary, the grants of options based on attainment of the 2002 and 2003 EBITDA Goals are expressly conditioned upon (i) approval, if and to the extent required under all applicable laws, by TMC's shareholders, and TMC commits to present the issue to the shareholders, on a timely basis, if and to the extent such approval is necessary, and (ii) Employee's continued employment with the Employer as of the respective dates of grant.


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

      5. Termination.

            (a) Subject to Section 5(b) below, Employee's employment hereunder may be terminated by the Employer or by Employee at any time, or by the death of the Employee, and such termination shall automatically terminate all of the Employer's obligations under this Agreement other than with respect to Base Salary or benefits which have accrued through the date of termination of employment. For purposes of this paragraph, incentive compensation under the Management Incentive Plan for any year shall be deemed to have accrued, if at all, only if the Employee is employed as of the end of the last day of such year.

            (b) Notwithstanding anything to the contrary contained in this Agreement, in the event the Employer terminates Employee's employment under this Agreement without "Cause" (as defined below), or in the event that Employee terminates his employment under this Agreement within the six-month period immediately following a "Change in Control" (as defined below), by providing written notice of such termination to the Employer, Employee shall be entitled to (i) payments for a period of twenty-four (24) months following his date of termination of employment in an amount equal to his annual monthly salary in effect at such date, payable at the times such amounts would have been payable were Employee still employed by the Employer; and (ii) continued participation by Employee and any dependents who were participating immediately prior to Employee's termination of employment, in all health and medical plans and programs which the Employer maintains for its senior executives and their families, under the same terms and conditions, including payment of any required employee contributions therefor, as may generally apply, for a period of two years from the date of Employee's termination of employment, provided that such participation is permitted under the provisions of such plans and programs. In the event that participation in any such plan or


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

program is barred or otherwise not permitted, the Employer shall provide substantially similar health and medical benefits to Employee and any eligible dependents, in which case the Employer may self-insure such benefits or may purchase individual policies or plans to provide such benefits, in its sole discretion.

            (c) For purposes of this Section 5, the term "Cause" shall mean gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

            (d) For purposes of this Section 5, the term "Change in Control" shall mean any 25 percentage point increase in the percentage of outstanding voting securities of TMC hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting or disposing of such voting securities as compared to the percentage of outstanding voting securities of TMC held by such person or group of persons on the date hereof.

            Example: On April 16, 2002 individual A owns 2.42% of the total outstanding voting securities of TMC. Thereafter, individual A commences a series of open market and private purchases, and on September 16, 2002 for the first time his holdings exceed 27.42% of the outstanding voting securities of TMC. A Change of Control occurs on September 16, 2002.

      6. Payment. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Employer in effect from time to time and shall be subject to all applicable employment and withholding taxes.

      7. Successors. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, Employer and its successors and assigns. This Agreement shall inure to the


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

benefit of Employee's heirs, legatees, legal representatives and assigns, but neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Employer's prior written consent.

      8. Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope addressed to the address of the respective parties as follows:

       To TMC:            1400 Toastmaster Drive
                          Elgin, Illinois 60120
                          Attention: Chairman of the Board

       To the Company:    1400 Toastmaster Drive
                          Elgin, Illinois 60120
                          Attention: Chairman of the Board

       To Employee:       Selim A. Bassoul
                          (private address)

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

      9. Modifications and Waivers. This Agreement may be modified or amended only by a written instrument executed by Employer and Employee. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.


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

      10. Entire Agreement. This Agreement supersedes all prior agreements between the parties hereto relating to the subject matter hereof, including but not limited to the Severance Agreement dated May 16, 2001 and constitutes the entire agreement of the parties hereto relating to the subject matter hereof. However, nothing in this Agreement is intended or shall be interpreted to reduce the rate or eliminate any portion of Employee's compensation or benefits in effect immediately prior to the date hereof.

      11. Law Governing. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

      12. Invalidity. The invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

      13. Headings. The headings contained herein are for reference only and shall not affect the meaning or interpretation of this Agreement.

      14. Joint and Several. The liability hereunder of TMC and the Company shall be joint and several.

                                      * * *

                            [Execution page follows]


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.


EMPLOYEE                                   THE MIDDLEBY CORPORATION

_________________________________          By_________________________________
Selim A. Bassoul                                    Chairman


                                           MIDDLEBY MARSHALL INC.

                                           By_________________________________
                                                    Chairman

                                    EXHIBIT A

                                  EBITDA Goals

The following are the EBITDA goals to be used for purpose of determining Base Salary, incentive compensation under the Management Incentive Plan and grants of stock options under the 1998 Stock Incentive Plan, as all set forth in the Agreement to which this Exhibit is attached:

------------------------------------------------------------------------------------------------------------------
                        2002            2003             2004            2005            2006             2007
------------------------------------------------------------------------------------------------------------------
EBITDA Goal*       $29,154,600      32,653,152       36,571,530      40,960,114       45,875,328       51,380,367
------------------------------------------------------------------------------------------------------------------

*Notes Regarding EBITDA Goals

1. The definition of EBITDA excludes foreign exchange (FX) gains/losses. This is consistent with the annual operating plan for the Employer and the bank lending group's definition. FX gains/losses are not excluded in the publicly reported financial results.

2. The EBITDA Goal for the period commencing on January 1, 2002 and ending on June 30, 2002 shall be $13,930,000.

3. The EBITDA Goal for any full year shall be deemed to be attained only if it is attained after taking into account any and all bonuses and incentive compensation payable to all employees, including incentive compensation payable to all employees participating under the Management Incentive Plan, for the applicable year.

4. If actual EBITDA for any particular full year exceeds the goal for that year to the extent that it also exceeds the goal for the next following year, the EBITDA goal for such next following year shall be automatically increased to equal the actual EBITDA for such prior year. EBITDA goals for subsequent years do not automatically change. For example, if the actual EBITDA for 2002 is $32,700,000, then the EBITDA Goal for 2003 will automatically increase to $32,700,000; however, the EBITDA goals for 2004 through 2007 shall not automatically adjust at that time.